THE NEW HOME COMPANY REPORTS SECOND QUARTER 2015 RESULTS

- Total Revenues Increased 103% to $46 Million -
- Backlog Dollar Value More than Tripled to $137 Million -
- Backlog Dollar Value of JVs Doubled to $284 Million -

Aliso Viejo, California, August 6, 2015. The New Home Company Inc. (NYSE: NWHM) today announced results for the second quarter ended June 30, 2015.

Second Quarter 2015 Highlights Compared to Second Quarter 2014

•	Total revenues of $45.6 million vs. $22.5 million, up 103%

•	Average selling price of $1.6 million vs. $739,000

•	Equity in net income from JVs of $3.3 million vs. $0.2 million

•	Backlog dollar value up 245% to $136.6 million vs. $39.6 million

•	Wholly-owned community count doubles to eight vs. four

•	JV community count up 43% to 10 vs. seven

Larry Webb, the Company’s Chief Executive Officer commented, “We continued to grow our diverse operating platform and further position our Company to achieve our financial and operating goals for 2015. During the quarter, we increased the portion of our business dedicated to wholly-owned projects as we doubled our wholly-owned community count and more than tripled our wholly-owned backlog value to $137 million. At the same time, our joint venture business continued to expand as we doubled the dollar value of joint venture backlog which stood at $284 million at the end of the quarter.”

Mr. Webb continued, “We are pleased with the contributions from our joint venture and fee building businesses. They continue to support our ability to leverage our capital base and overhead infrastructure as we continue to grow our wholly-owned business. In addition, to further augment our strong land pipeline, we added two unique sites located in the premier coastal master-plan of Crystal Cove.” Mr. Webb concluded, “As we move forward, we are committed to executing our operating strategy and believe we have laid the foundation for a strong finish in the second half of 2015 leading to our full year success.”

Second Quarter 2015 Operating Results

Total revenues for the 2015 second quarter were up 103% to $45.6 million, compared to $22.5 million in the prior year period. Net income attributable to the Company was $0.4 million, or $0.03 per diluted share, compared to a net loss of $1.0 million, or $0.06 per diluted share, in the year earlier period. The improvement in net income was primarily due to an increase in equity in joint venture income and higher home sales and fee building revenue.

Wholly Owned Projects

Home sales revenue for the 2015 second quarter was $19.2 million, compared to $9.6 million in the prior year period and new home deliveries were 12, compared to 13 in the prior year period. The growth in home sales revenue was due to an increase in the average selling price of homes delivered from $1.6 million compared to $739,000 in the prior year period. The expansion in the average selling price was due to a change in product mix to communities with higher average selling prices located in Irvine, California. The Company expects that the average selling price will continue to vary significantly from quarter to quarter due to the mix of homes offered and the low level of wholly-owned deliveries as the Company opens new communities.

Homebuilding gross margin percentage was 10.4%, compared to 17.6%, in the prior year period. Adjusted homebuilding gross margin percentage, which excludes interest in cost of home sales, was 11.1%*, compared to 18.1%* in the prior year period. The decrease in gross margin percentage was substantially driven by the close-out of two communities in Sacramento that required higher incentives, and to a lesser extent, a higher mix of deliveries from two master-planned communities in Irvine with seller profit participation.

Selling, general and administrative ("SG&A") expenses were $5.7 million, compared to $3.4 million in the prior year period. As a percentage of home sales revenue, SG&A was 29.5% versus 35.6% in the prior year period. The improvement in the year-over-year SG&A percentage was driven by higher home sales revenue. The Company's 2015 second quarter SG&A percentage increased significantly compared to the 2015 first quarter due to the reduced new home deliveries and related revenues.

New home orders were up 74% to 40 homes, compared to 23 homes in the prior year period. The Company doubled its active selling communities to eight communities at the end of the second quarter, compared to four at the end of the prior year period. The dollar value of the Company's wholly-owned backlog at the end of the 2015 second quarter was up 245% year-over-year to $136.6 million representing 65 homes in backlog compared to 25 homes in the prior year period. The average sales price of homes in backlog at the end of the second quarter was up 33% to $2.1 million, compared to $1.6 million at the end of the prior year period. This increase was primarily due to a shift in mix to higher priced communities, including homes in Irvine and our new Orange County coastal community, Fiano.

Unconsolidated Joint Ventures (JVs)

The Company’s share of income from JVs for the 2015 second quarter was $3.3 million, compared to $0.2 million in the prior year period. The increase in income from JVs was primarily due to an increase in total home and land sales revenue during the 2015 second quarter and income of $1.6 million related to the step-up in basis to the Company's capital account in connection with the formation of a new JV. The following sets forth supplemental information about the Company’s JVs. Such information is not included in the Company’s financial data for GAAP purposes.

Total revenue of the JVs was $58.2 million and net income was $7.6 million, compared to $30.9 million and $3.0 million in the prior year period, respectively. Home sales revenue of the JVs was $42.6 million, compared to $30.9 million in the prior year period. The improvement in home sales revenue was driven largely by a 35% increase in average selling price to $947,000 primarily due to a shift in regional and product mix. Land sales revenue of the JVs for the 2015 second quarter totaled $15.6 million which consisted of lot sales from our Foster City and Cannery JVs in Northern California.

Homebuilding gross margin percentage generated by the JVs was 20.8%, compared to 21.3% in the prior year period. Adjusted homebuilding gross margin percentage of the JVs, which excludes interest in cost of home sales, was 22.5%* compared to 22.7%*. The slight change in gross margin percentage from the prior year period was the result of a product mix shift. The gross margin percentage from JV land sales was 24.7%.

New home orders from JVs were up 23% over the prior year to 103 homes primarily due to the addition of three new selling communities. The JVs had 10 actively selling communities at the end of the 2015 second quarter, compared to seven at the end of the prior year period. The dollar value of backlog from unconsolidated JVs at the end of the 2015 second quarter was up 68% to $238.3 million, or 187 homes, compared to $142.2 million, or 141 homes, in the prior year period. The number of lots in JV backlog at the end of the 2015 second quarter was 140, which represented approximately $45.7 million in backlog value versus $0 in the year earlier period.

Fee Building Projects

Fee building revenue for the 2015 second quarter increased 105% to $26.4 million, primarily due to an increase in construction activity in the fee building communities. Fee building gross margin was $1.2 million, compared to $(0.1) million in the prior year period. The growth in fee building gross margin was largely attributable to increased fee building volume.

Balance Sheet and Liquidity

As of June 30, 2015, the Company had $36.7 million of cash and cash equivalents, $16.5 million in available loan commitments and total debt outstanding of $175.2 million. The Company ended the 2015 second quarter with a net debt-to-capital ratio of 47.3%*.

Conference Call Details

The Company will host a conference call and webcast for investors and other interested parties beginning at 11:00 a.m. Eastern Time on Thursday, August 6, 2015 to review second quarter results, discuss recent events and conduct a question-and-answer period. The conference call will be available in the Investors section of the Company’s website at www.NWHM.com. To listen to the broadcast live, go to the site approximately 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, dial 1-855-327-6837 (domestic) or 1-631-982-4565 (international) at least five minutes prior to start time. Replays of the conference call will be available through September 6, 2015 and can be accessed by dialing 1-877-870-5176 (domestic) or 1-858-384-5517 (international) and entering the pass code 115562.

About The New Home Company

NWHM is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California, including coastal Southern California, the San Francisco Bay area and metro Sacramento. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, our ability to execute our strategic growth objectives, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; continued volatility and uncertainty in the credit markets and broader financial markets; our future operating results and financial condition; our business operations; changes in our business and investment strategy; availability of land to acquire and our ability to acquire such land on favorable terms or at all; availability, terms and deployment of capital; continued or increased disruption in the availability of mortgage financing or the number of foreclosures in the market; shortages of or increased prices for labor, land or raw materials used in housing construction; delays in land development or home construction resulting from adverse weather conditions or other events outside our control; the cost and availability of insurance and surety bonds; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; the degree and nature of our competition; our leverage and debt service obligations; availability of qualified personnel and our ability to retain our key personnel; and additional factors discussed under the sections captioned “Risk Factors” included in our annual report filed with the Securities and Exchange Commission ("SEC").

Contact:
Investor Relations:
949-382-7838
investorrelations@nwhm.com

KEY OPERATIONS AND FINANCIAL DATA
(dollars in thousands)
(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	Change	2015	2014	Change
Operating Data:
Total revenues	$45,631	$22,504	$23,127	$148,496	$48,067	$100,429
Home sales revenue	$19,202	$9,607	$9,595	$75,438	$14,658	$60,780
Homebuilding gross margin	$2,006	$1,689	$317	$9,962	$2,758	$7,204
Homebuilding gross margin %	10.4%	17.6%	(7.2)%	13.2%	18.8%	(5.6)%
Adjusted homebuilding gross margin %*	11.1%	18.1%	(7.0)%	13.8%	19.2%	(5.4)%
Fee building revenue (1)	$26,429	$12,897	$13,532	$73,058	$33,409	$39,649
Fee building gross margin	$1,220	$(126)	$1,346	$4,073	$935	$3,138
Fee building gross margin %	4.6%	(1.0)%	5.6%	5.6%	2.8%	2.8%
Equity in net income of unconsolidated joint ventures	$3,256	$172	$3,084	$5,124	$945	$4,179
Net income attributable to The New Home Company Inc.	$449	$(1,045)	$1,494	$5,018	$526	$4,492
Interest incurred and capitalized to inventory	$1,048	$305	$743	$1,927	$545	$1,382
Interest in cost of home sales	$121	$49	$72	$480	$54	$426
Other Data:
New home orders	40	23	17	65	33	32
New homes delivered	12	13	(1)	41	23	18
Average selling price of homes delivered	$1,600	$739	$861	$1,840	$637	$1,203
Selling communities at end of period				8	4	4
Backlog (est. dollar value)				$136,600	$39,581	$97,019
Backlog (homes)				65	25	40
Average selling price in backlog				$2,102	$1,583	$519

				June 30,	December 31,
Balance Sheet Data:				2015	2014	Change
Cash, cash equivalents and restricted cash				$36,793	$44,340	$(7,547)
Real estate inventories				$246,393	$163,564	$82,829
Lots owned and controlled (2)				6,059	5,926	133
Notes payable, including notes payable to affiliates				$175,233	$113,751	$61,482
Equity, exclusive of non-controlling interest				$154,337	$148,084	$6,253
Book capitalization				$329,570	$261,835	$67,735
Ratio of debt-to-capital				53.2%	43.4%	9.8%
Ratio of net debt-to-capital *				47.3%	31.9%	15.4%

(1) Fee building revenue includes management fees from unconsolidated joint ventures of $2.1 million and $1.6 million for the three months ended June 30, 2015 and 2014, respectively, and $5.1 million and $3.3 million for the six months ended June 30, 2015 and 2014, respectively.
(2) Includes lots owned and controlled through joint ventures and fee building agreements.
* See "Reconciliation of Non-GAAP Financial Measures" beginning on page 9.

KEY OPERATIONS AND FINANCIAL DATA - UNCONSOLIDATED JOINT VENTURES
(dollars in thousands)
(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	Change	2015	2014	Change
Operating Data:
Home sales revenue	$42,601	$30,947	$11,654	$93,840	$52,447	$41,393
Homebuilding gross margin	$8,856	$6,603	$2,253	$18,388	$12,284	$6,104
Homebuilding gross margin %	20.8%	21.3%	(0.5)%	19.6%	23.4%	(3.8)%
Adj homebuilding gross margin % *	22.5%	22.7%	(0.2)%	21.3%	24.5%	(3.2)%
Land sales revenue	$15,585	$—	$15,585	$45,570	$—	$45,570
Land gross margin	$3,843	$—	$3,843	$11,738	$—	$11,738
Land gross margin %	24.7%	—	24.7%	25.8%	—	25.8%
Adj land gross margin %*	24.7%	—	24.7%	25.8%	—	25.8%
Net income	$7,636	$2,951	$4,685	$18,403	$5,139	$13,264
Interest in cost of home sales	$744	$420	$324	$1,563	$565	$998
Interest in cost of land sales	$5	—	$5	$21	$—	$21
Other Data:
New home orders	103	84	19	211	152	59
New homes delivered	45	44	1	99	74	25
Average selling price of homes delivered	$947	$703	$244	$948	$709	$239
Selling communities at end of period				10	7	3
Backlog homes (est. dollar value)				$238,309	$142,223	$96,086
Backlog (homes)				187	141	46
Average selling price in backlog (homes)				$1,274	$1,009	$265
Backlog lots (est. dollar value)**				$45,662	$—	$45,662
Backlog (lots) **				140	—	140

				June 30,	December 31,
Balance Sheet Data:				2015	2014	Change
Cash, cash equivalents and restricted cash				$55,664	$60,018	$(4,354)
Real estate inventories				$486,581	$459,770	$26,811
Lots owned and controlled				3,502	3,892	(390)
Notes payable				$116,651	$87,994	$28,657
The Company's equity				$58,405	$60,564	$(2,159)
Other partners' equity				$307,621	$320,451	$(12,830)
Book capitalization				$482,677	$469,009	$13,668

* See "Reconciliation of Non-GAAP Financial Measures" beginning on page 9.
** Backlog includes 80 lots and $18.1 million related to purchase contracts between the joint venture and the Company. Lot count excludes a retail parcel with a contract price of $8.3 million.

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2015	2014
	(unaudited)
Assets
Cash and cash equivalents	$36,658,057	$44,057,589
Restricted cash	134,625	282,501
Contracts and accounts receivable	7,148,086	13,163,927
Due from affiliates	490,441	2,662,423
Real estate inventories	246,393,288	163,564,181
Investment in unconsolidated joint ventures	58,405,196	60,564,033
Property and equipment, net of accumulated depreciation	990,120	983,984
Other assets	8,443,735	6,679,468
Total assets	$358,663,548	$291,958,106

Liabilities and equity
Accounts payable	$20,674,417	$16,580,629
Accrued expenses and other liabilities	6,496,901	11,200,458
Notes payable	174,983,759	113,751,334
Notes payable to affiliates	249,144	—
Total liabilities	202,404,221	141,532,421
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 16,516,546 and 16,448,750, shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively.	165,166	164,488
Additional paid-in capital	144,708,843	143,474,637
Retained earnings	9,462,549	4,444,553
Total The New Home Company Inc. stockholders' equity	154,336,558	148,083,678
Noncontrolling interest in subsidiary	1,922,769	2,342,007
Total equity	156,259,327	150,425,685
Total liabilities and equity	$358,663,548	$291,958,106

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Home sales	$19,202,004	$9,606,622	$75,437,767	$14,657,942
Fee building, including management fees from unconsolidated joint ventures of $2,132,585, $1,640,226, $5,100,485 and $3,324,800, respectively	26,428,808	12,897,269	73,058,271	33,409,355
	45,630,812	22,503,891	148,496,038	48,067,297
Expenses:
Cost of homes sales	17,196,140	7,917,632	65,475,664	11,899,770
Cost of fee building	25,208,891	13,023,279	68,985,641	32,474,746
Abandoned project costs	328,601	13,684	443,196	99,788
Selling and marketing	1,341,814	818,365	2,620,357	1,216,553
General and administrative	4,312,739	2,601,548	7,973,003	4,879,857
	48,388,185	24,374,508	145,497,861	50,570,714
Equity in net income of unconsolidated joint ventures	3,256,023	171,508	5,123,922	944,728
Guaranty fee income	—	—	—	18,927
Other (expense) income, net	(83,742)	12,640	(276,780)	11,984
Income (loss) before taxes	414,908	(1,686,469)	7,845,319	(1,527,778)
(Provision) benefit for taxes	(140,433)	607,129	(3,025,602)	2,019,149
Net income (loss)	274,475	(1,079,340)	4,819,717	491,371
Net loss attributable to noncontrolling interests	174,875	33,985	198,279	34,485
Net income (loss) attributable to The New Home Company Inc.	$449,350	$(1,045,355)	$5,017,996	$525,856

Earnings (loss) per share attributable to The New Home Company Inc.
Basic	$0.03	$(0.06)	$0.30	$0.03
Diluted	$0.03	$(0.06)	$0.30	$0.03
Weighted average shares outstanding:
Basic	16,516,546	16,448,750	16,502,578	15,233,473
Diluted	16,672,649	16,448,750	16,623,663	15,255,751

CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended
	June 30,
	2015	2014
Operating activities:
Net income	$4,819,717	$491,371
Adjustments to reconcile net income to net cash used in operating activities:
Deferred taxes	(5,840,516)	(1,442,533)
Amortization of equity based compensation	1,234,884	1,247,618
Distributions of earnings from unconsolidated joint ventures	7,451,996	370,075
Equity in net income of unconsolidated joint ventures	(5,123,922)	(944,728)
Deferred profit from unconsolidated joint ventures	(1,435,278)	—
Depreciation	231,812	138,933
Abandoned project costs	443,196	99,788
Net changes in operating assets and liabilities:
Restricted cash	147,876	(3,553,695)
Contracts and accounts receivable	6,015,841	(210,657)
Due from affiliates	2,171,982	230,887
Real estate inventories	(103,750,216)	(33,933,637)
Other assets	4,076,249	1,857,583
Accounts payable	4,093,788	3,997,845
Accrued expenses and other liabilities	(4,703,557)	(3,494,510)
Net cash used in operating activities	(90,166,148)	(35,145,660)
Investing activities:
Purchases of property and equipment	(237,948)	(697,443)
Contributions to unconsolidated joint ventures	(4,712,067)	(13,401,721)
Distributions of equity from unconsolidated joint ventures	24,806,006	2,407,115
Net cash provided by (used in) investing activities	19,855,991	(11,692,049)
Financing activities:
Net proceeds from issuance of common stock	—	87,800,022
Repurchase of common stock	—	(11,988,281)
Borrowings from notes payable	76,249,616	45,327,765
Repayments of notes payable	(12,517,191)	(31,534,951)
Cash distribution to noncontrolling interest in subsidiary	(821,800)	—
Net cash provided by financing activities	62,910,625	89,604,555
Net (decrease) increase in cash and cash equivalents	(7,399,532)	42,766,846
Cash and cash equivalents – beginning of period	44,057,589	9,541,361
Cash and cash equivalents – end of period	$36,658,057	$52,308,207
Supplemental disclosures of cash flow information
Interest paid, net of amounts capitalized	$—	$—
Taxes paid	$8,250,000	$250,000
Supplemental disclosures of non-cash transactions
Purchase of real estate with note payable to land seller	$—	$17,000,000
Purchase of real estate with notes payable to affiliates	$747,432	$—
Contribution of real estate to unconsolidated joint ventures	$18,827,898	$—
Contribution of real estate from noncontrolling interest in subsidiary	$600,841	$—

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)

In this earnings release, we utilize certain non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they, and similar measures, are useful to management and investors in evaluating the company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following tables reconcile homebuilding and land sales gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding and land sales gross margin percentage. We believe this information is meaningful, as it isolates the impact leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended June 30,
	2015	%	2014	%
Homebuilding
Home sales revenue	$19,202,004	100.0%	$9,606,622	100.0%
Cost of home sales	17,196,140	89.6%	7,917,632	82.4%
Homebuilding gross margin	2,005,864	10.4%	1,688,990	17.6%
Add: Interest in cost of home sales	121,107	0.7%	49,089	0.5%
Adjusted homebuilding gross margin	$2,126,971	11.1%	$1,738,079	18.1%

Unconsolidated Joint Ventures - Homebuilding
Home sales revenue	$42,600,824	100.0%	$30,946,840	100.0%
Cost of home sales	33,744,676	79.2%	24,343,988	78.7%
Homebuilding gross margin	8,856,148	20.8%	6,602,852	21.3%
Add: Interest in cost of home sales	744,075	1.7%	420,246	1.4%
Adjusted homebuilding gross margin	$9,600,223	22.5%	$7,023,098	22.7%

Unconsolidated Joint Ventures - Land
Land sales revenue	$15,584,751	100.0%	$—	—
Cost of land sales	11,741,362	75.3%	—	—
Land gross margin	3,843,389	24.7%	—	—
Add: Interest in cost of land sales	5,403	—%	—	—
Adjusted land gross margin	$3,848,792	24.7%	$—	—

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

	Six Months Ended June 30,
	2015	%	2014	%
Homebuilding
Home sales revenue	$75,437,767	100.0%	$14,657,942	100.0%
Cost of home sales	65,475,664	86.8%	11,899,770	81.2%
Homebuilding gross margin	9,962,103	13.2%	2,758,172	18.8%
Add: Interest in cost of home sales	480,157	0.6%	54,189	0.4%
Adjusted homebuilding gross margin	$10,442,260	13.8%	$2,812,361	19.2%

Unconsolidated Joint Ventures - Homebuilding
Home sales revenue	$93,839,832	100.0%	$52,446,679	100.0%
Cost of home sales	75,451,745	80.4%	40,163,141	76.6%
Homebuilding gross margin	18,388,087	19.6%	12,283,538	23.4%
Add: Interest in cost of home sales	1,563,447	1.7%	565,121	1.1%
Adjusted homebuilding gross margin	$19,951,534	21.3%	$12,848,659	24.5%

Unconsolidated Joint Ventures - Land
Land sales revenue	$45,569,688	100.0%	$—	—%
Cost of land sales	33,831,968	74.2%	—	—%
Land gross margin	11,737,720	25.8%	—	—%
Add: Interest in cost of land sales	21,264	—%	—	—%
Adjusted land gross margin	$11,758,984	25.8%	$—	—%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	June 30,	December 31,
	2015	2014
Notes payable, including notes payable to affiliates	$175,232,903	$113,751,334
Equity, exclusive of non-controlling interest	154,336,558	148,083,678
Total capital	$329,569,461	$261,835,012
Ratio of debt-to-capital (1)	53.2%	43.4%

Notes payable, including notes payable to affiliates	$175,232,903	$113,751,334
Less: cash, cash equivalents and restricted cash	36,792,682	44,340,090
Net debt	138,440,221	69,411,244
Equity, exclusive of non-controlling interest	154,336,558	148,083,678
Total capital	$292,776,779	$217,494,922
Ratio of net debt-to-capital (2)	47.3%	31.9%

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing notes payable by the sum of total notes payable plus equity, exclusive of noncontrolling interest.

(2)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is notes payable less cash to the extent necessary to reduce the debt balance to zero) by total capital, exclusive of noncontrolling interest. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our notes payable, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt-to-capital does not take into account our liquidity and we believe that the ratio net of cash provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information. See the table above reconciling this non-GAAP financial measure to the ratio of debt-to-capital.